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                      January 25, 2023

       Di Chen
       Corporate Secretary
       ZK International Group Co., Ltd.
       No. 678 Dingxiang Road, Binhai Industrial Park
       Economic & Technology Development Zone
       Wenzhou, Zhejiang Province
       People   s Republic of China 325025

                                                        Re: ZK International
Group Co., Ltd.
                                                            Form 20-F for the
Fiscal Year Ended September 30, 2021
                                                            Filed January 28,
2022
                                                            File No. 001-38146

       Dear Di Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing